Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 165-A-I dated May 1, 2009	Term sheet to Product Supplement No. 165-A-I Registration Statement No. 333-155535 Dated July 9, 2010; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Range Accrual Notes Linked to 3-Month USD LIBOR due July 28, 2020

General

  Senior unsecured obligations of JPMorgan Chase & Co. maturing July 28, 2020.
  With respect to the Initial Interest Periods (which we expect to be from July 28, 2010 through but excluding July 28, 2011), Interest on the notes will be payable quarterly in arrears at a rate equal to 4.00% per annum. With respect to each Interest Period (other than the Initial Interest Periods), Interest on the notes will be payable quarterly in arrears at a rate per annum determined in accordance with the section entitled “Interest Rate” below. In no case will the Interest Rate for any quarterly Interest Period be less than the Minimum Interest Rate of 0.00% per annum or greater than the Maximum Interest Rate of 7.00% per annum.
  The notes are designed for investors who seek (a) quarterly interest payments that are, for the Initial Interest Periods, fixed at 4.00% per annum, and then for all subsequent Interest Periods will be determined in accordance with the section entitled “Interest Rate” below, and (b) full principal protection at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Interest will be payable based on the actual number of days on which interest accrues for the Interest Period and a 360-day year.
  Minimum denominations of $1,000 and integral multiples thereof.
  The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 165-A-I, will supersede the terms set forth in product supplement no. 165-A-I.
  The notes are expected to price on or about July 23, 2010 and are expected to settle on or about July 28, 2010.

Key Terms

Maturity Date:	July 28, 2020
Interest:

With respect to each Interest Period, for each $1,000 principal amount note, the interest payment will be calculated as follows:

$1,000 × Interest Rate × (the actual number of days in the Interest Period/360).

Interest Rate:

With respect to each Initial Interest Period (which we expect to be from July 28, 2010 through but excluding July 28, 2011), a rate equal to 4.00% per annum.

With respect to each Interest Period thereafter, a rate per annum calculated on the applicable Interest Payment Date by the calculation agent, with five ten-thousandths of a percent rounded upwards as follows:

Minimum Interest Rate + [Interest Factor ×(Variable Days/Actual Days)], where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of days in the Interest Period.

“Variable Days” is the actual number of calendar days during such Interest Period on which the Accrual Provision is satisfied.

Notwithstanding the foregoing, in no case will the Interest Rate for any quarterly Interest Period be less than the Minimum Interest Rate of 0.00% per annum or greater than the Maximum Interest Rate of 7.00% per annum.

Minimum Interest Rate:	0.00% per annum
Maximum Interest Rate:	7.00% per annum
Initial Interest Rate:	4.00% per annum
Interest Factor:

With respect to each Interest Period, an amount per annum equal to 3-Month USD LIBOR plus 1.50% as determined on each applicable Determination Date. The notes may not bear the Interest Rate associated with the Interest Factor. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied.

Range:	The Range is as follows:
	Low End 0.00%	to	High End 7.00%
Accrual Provision:

For each Interest Period (other than an Initial Interest Period), the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which 3-Month USD LIBOR, in each case as determined on the Accrual Determination Date relating to such calendar day, is less than or equal to the High End of the Range and greater than or equal to the Low End of the Range. If 3-Month USD LIBOR, determined on any Accrual Determination Date relating to a calendar day, is greater than the High End of the Range or less than the Low End of the Range, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day.

Accrual Determination Date:

For each calendar day during each Interest Period (other than an Initial Interest Period), two Business Days prior to such calendar day; provided, however that if such calendar day is not a Business Day, the Accrual Determination Date will be the third Business Day immediately preceding such calendar day. For example, if the applicable calendar day was a Saturday or Sunday, the Accrual Determination Date would be the Wednesday preceding such calendar day (i.e., the third Business Day immediately preceding such calendar day), assuming Wednesday, Thursday and Friday were each Business Days. Notwithstanding the foregoing, for all calendar days in an Exclusion Period, the Accrual Determination Date will be the seventh Business Day immediately preceding the relevant Interest Payment Date.

Determination Date:	The sixth Business Day prior to but excluding each Interest Payment Date.
Exclusion Period:	The period commencing on the sixth Business Day prior to but excluding each Interest Payment Date.
3-Month USD LIBOR:

3-Month USD LIBOR refers to the London Interbank Offer Rate for deposits in U.S. dollars with a Designated Maturity of 3 months that appears on the Reuters page “LIBOR01” (or any successor page) under the heading “3Mo” at approximately 11:00 a.m., London time, on the applicable Determination Date or Accrual Determination Date, as determined by the calculation agent. If on any calendar day, 3-Month USD LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the calculation agent will determine 3-Month USD LIBOR in accordance with the procedures set forth under “Description of Notes — Interest — The Underlying Rates — LIBOR Rate” in the accompanying product supplement no. 165-A-I.

Initial Interest Periods

The period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding July 28, 2011.

Interest Periods:

The period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

Interest Payment Dates:

Interest, if any, will be payable quarterly in arrears on the 28th calendar day of January, April, July and October (each such date, an “Interest Payment Date”), commencing October 28, 2010, to and including the Maturity Date. If an Interest Payment Date is not a Business Day, payment will be made on the immediately following Business Day, provided that any interest payable on such Interest Payment Date, as postponed, will accrue to but excluding such Interest Payment Date, as postponed, and the next Interest Period, if applicable, will commence on such Interest Payment Date, as postponed.

Payment at Maturity:	On the Maturity Date, you will receive your initial investment in the notes back plus any accrued and unpaid interest.
London Business Day:	Any day other than a day on which banking institutions in London, England are authorized or required by law, regulation or executive order to close.
Business Day:

Any day other than a day on which banking institutions in London, England or The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

CUSIP:	48124AWF0

Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 165-A-I dated May 1, 2009	Term sheet to Product Supplement No. 165-A-I Registration Statement No. 333-155535 Dated July 9, 2010; Rule 433

Structured Investments

Investing in the Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying product supplement no. 165-A-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 165-A-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 165-A-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes.
(2)

If the notes priced today, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $32.50 per $1,000 principal amount note and would use a portion of that commission to pay selling concessions to other unaffiliated or affiliated dealers of approximately $20.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMSI may be more or less than $32.50 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be allowed to other dealers, exceed $40.00 per $1,000 principal amount note. See "Plan of Distribution" beginning on page PS-29 of the accompanying product supplement no. 165-A-I.

The agent for this offering, JPMSI, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 9, 2010

Additional Terms Specific to the Notes

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 165-A-I dated May 1, 2009. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 165-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 165-A-I dated May 1, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209001788/e35283_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Information Relating to the Terms of the Notes

For purposes of the notes:

  Notwithstanding the description of Interest Rate in the accompanying product supplement no. 165-A-I, in no event will the Interest Rate be greater than the maximum Interest Rate of 7.00% per annum.

  The following sentence will replace the last sentence of the first paragraph under “General Terms of Notes — Payment Upon an Event of Default” in the accompanying product supplement no. 165-A-I:
  “In such case, interest will be calculated on the basis of a 360-day year and the actual number of days in such adjusted Interest Period and will be based on (1) the Interest Rate on the Determination Date immediately preceding such adjusted Interest Period or (2) if such adjusted Interest Period falls within an Initial Interest Period, the Initial Interest Rate.”

Selected Purchase Considerations

  PRESERVATION OF CAPITAL AT MATURITY — At maturity, you will receive your initial investment in the notes back if the notes are held to maturity, regardless of 3-Month USD LIBOR during the term of the notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  QUARTERLY INTEREST PAYMENTS — With respect to the Initial Interest Periods (expected to begin on July 28, 2010 through but excluding July 28, 2011), a rate per annum equal to 4.00%. With respect to each Interest Period thereafter, a rate per annum determined as described under “Interest Rate” on the cover of this term sheet. In no case will the Interest Rate for any quarterly Interest Period be less than the Minimum Interest Rate of 0.00% per annum or greater than the Maximum Interest Rate of 7.00% per annum. The notes offer quarterly interest payments at the applicable Interest Rate, which, after the Initial Interest Periods, may be zero. Interest, if any, will be payable quarterly in arrears on the 28th calendar day of each January, April, July and October (each such date, an “Interest Payment Date”), commencing October 28, 2010, to and including the Maturity Date. Interest will be payable to the holders of record at the close of business on the date that is fifteen (15) calendar days prior to the applicable Interest Payment Date. The quarterly interest payments after the Initial Interest Periods are affected by, and contingent upon, the level of 3-Month USD LIBOR throughout the applicable Interest Period, including on the applicable Determination Date and Accrual Determination Dates, as described under “Interest Rate” on the cover of this term sheet, subject to the Maximum Interest Rate. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes. If an Interest Payment Date is not a Business Day, payment will be made on the immediately following Business Day.
  TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 165-A-I.  Subject to the limitations described in the accompanying product supplement, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin LLP, the notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments”. We and you, by virtue of purchasing the notes, agree to treat the notes as variable rate debt instruments. Accordingly, interest paid on the notes should generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss.

  Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 165-A-I, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

JPMorgan Structured Investments — Range Accrual Notes Linked to 3-Month USD LIBOR	TS-1

Selected Risk Considerations

  THE AMOUNT OF EACH QUARTERLY INTEREST PAYMENT AFTER THE INTEREST PAYMENTS ON THE NOTES DURING THE INITIAL INTEREST PERIODS MAY BE ZERO — You will receive an interest payment for the applicable Initial Interest Periods based on a fixed rate per annum equal to 4.00%. The rate of interest per annum that you will receive for the applicable Interest Periods thereafter is not fixed, but will vary based on the level of 3-Month USD LIBOR on each calendar day during the applicable Interest Period, including the Determination Date, as described under “Interest Rate” on the cover of this term sheet. In no event will the rate of interest per annum be greater than the Maximum Interest Rate or less than the Minimum Interest Rate. Moreover, each calendar day during an Interest Period (other than an Initial Interest Period) on which the level of 3-Month USD LIBOR is greater than the High End of the Range or less than the Low End of the Range (as determined on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. If the level of 3-Month USD LIBOR is greater than the High End of the Range or less than the Low End of the Range for an entire Interest Period, the Interest Rate for such Interest Period will be equal to the Minimum Interest Rate of 0.00% per annum. The Interest Factor for an Interest Period (other than an Initial Interest Period), as determined on the corresponding Determination Date, will be an amount equal to 3-Month USD LIBOR on such Determination Date, plus 1.50%. If 3-Month USD LIBOR is less than or equal to -1.50% on a Determination Date, the Interest Rate on your notes for such Interest Period will be equal to zero regardless of the number of calendar days on which the Accrual Provision is satisfied during the Interest Period.
  FLOATING RATE NOTES DIFFER FROM FIXED RATE NOTES — The rate of interest paid by us on the notes for each Interest Period after the Initial Interest Periods will be based on 3-Month USD LIBOR, including whether 3-Month LIBOR is greater than the High End of the Range or less than the Low End of the Range on any calendar day during an Interest Period (other than an Initial Interest Period) and the level of 3-Month USD LIBOR on the applicable Determination Date. In no case will the Interest Rate for any quarterly Interest Period be less than the Minimum Interest Rate of 0.00% per annum. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives. Interest with respect to any Interest Period other than an Initial Interest Period may be equal to zero, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
  THE INTEREST RATE ON THE NOTES IS BASED ON 3-MONTH USD LIBOR OVER WHICH WE HAVE NO CONTROL — 3-Month USD LIBOR may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on 3-Month USD LIBOR may be partially offset by other factors. We cannot predict the factors that may cause 3-Month USD LIBOR, and consequently the Interest Rate for an Interest Period other than an Initial Interest Period, to increase or decrease. A decrease in 3-Month USD LIBOR will result in a reduction of the applicable Interest Rate used to calculate the Interest for any Interest Period other than an Interest Period.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Payment on the notes is dependent on JPMorgan Chase & Co.’s ability to pay the amount due on the notes at maturity, and therefore your payment on the notes is subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  THE METHOD OF DETERMINING THE INTEREST RATE FOR ANY INTEREST PERIOD MAY NOT DIRECTLY CORRELATE TO THE ACTUAL LEVEL OF 3-MONTH USD LIBOR — The determination of the Interest Rate per annum payable for any Interest Period (other than an Initial Interest Period) will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date and the level of 3-Month USD LIBOR on the applicable Determination Date. However, we will use the same level of 3-Month USD LIBOR to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each Interest Payment Date, which period we refer to as the Exclusion Period, and to determine the Interest Factor applicable on such Interest Payment Date. That level will be the level of 3-Month USD LIBOR on the Business Day immediately preceding the Exclusion Period, regardless of what the actual level of 3-Month USD LIBOR is for the calendar days that fall during the Exclusion Period. As a result, the Interest Rate determination for any Interest Period will not directly correlate to the actual levels of 3-Month USD LIBOR on each day during such Interest Period.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM INTEREST RATE — With respect to any Interest Payment Date after the Initial Interest Periods, the maximum Interest Rate that you will receive will not exceed 7.00% per annum, or $70.00 per $1,000 principal amount note per annum prorated on a 360 day basis, regardless of the performance of 3-Month USD LIBOR.

JPMorgan Structured Investments — Range Accrual Notes Linked to 3-Month USD LIBOR	TS-2

  THESE NOTES MAY BE MORE RISKY THAN NOTES WITH A SHORTER TERM — By purchasing a note with a longer term, you are more exposed to fluctuations in interest rates than you would be if you purchased a note with a shorter term. Specifically, you may be negatively affected under certain circumstances in which interest rates are affected. For example, if interest rates begin to rise, the market value of your notes will decline because the Interest Rate applicable to a specific Interest Period may be less than that applicable to a note issued at such time. For example, if the Interest Rate applicable to your notes at such time was 3.50% per annum, but a debt security issued in the then current market could yield an interest rate of 5.50% per annum, your note would be less valuable if you tried to sell that note in the secondary market.
  THERE MAY BE CHANGES IN BANKS’ INTER-BANK LENDING RATE REPORTING PRACTICES OR THE METHOD PURSUANT TO WHICH 3-MONTH USD LIBOR IS DETERMINED — Concerns have been expressed that some of the member banks surveyed by the British Banker’s Association (“BBA”) in connection with the calculation of daily London Interbank Offered Rates, including 3-Month USD LIBOR, may have been under-reporting the inter-bank lending rate applicable to them in order to avoid an appearance of capital insufficiency or adverse reputation or other consequences that may result from reporting higher inter-bank lending rates. If such under-reporting has occurred, it may have resulted in the London Interbank Offered Rates being artificially low. If such under-reporting in fact exists and some or all of the member banks discontinue such practice, there may be a resulting sudden or prolonged upward movement in London Interbank Offered Rates (including 3-Month USD LIBOR). In addition, the BBA announced that it may change the London Interbank Offered Rates rate-fixing process by increasing the number of banks surveyed to set a London Interbank Offered Rates. The BBA also indicated that it will consider adding a second rate fixing process for U.S. dollar London Interbank Offered Rates after the U.S. market opening, after discussion with the member banks. The BBA is continuing its consideration of ways to strengthen the oversight of the process. The changes announced by the BBA, or future changes adopted by the BBA, in the method pursuant to which the London Interbank Offered Rates are determined may result in a sudden or prolonged increase in the reported London Interbank Offered Rates (including 3-Month USD LIBOR).
  3-MONTH USD LIBOR WILL BE AFFECTED BY A NUMBER OF FACTORS — The amount of interest, if any, payable on notes after the Initial Interest Periods will depend on 3-Month USD LIBOR. A number of factors can affect 3-Month USD LIBOR by causing changes in the value of 3-Month USD LIBOR including, but not limited to:
    changes in, or perceptions, about future 3-Month USD LIBOR levels;
    general economic conditions in the United States;
    prevailing interest rates; and
    policies of the Federal Reserve Board regarding interest rates.
  These and other factors may have a negative impact on the payment of interest on the notes and on the value of the notes in the secondary market.
  3-MONTH USD LIBOR MAY BE VOLATILE — 3-Month USD LIBOR is subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
    supply and demand among banks in London for U.S. dollar-denominated deposits with approximately a three month term;
    sentiment regarding underlying strength in the U.S. and global economies;
    expectations regarding the level of price inflation;
    sentiment regarding credit quality in the U.S. and global credit markets;
    central bank policy regarding interest rates;
    inflation and expectations concerning inflation; and
    performance of capital markets.
  Increases or decreases in 3-Month USD LIBOR could result in the corresponding Interest Rate decreasing or an Interest Rate of zero and thus in the reduction of interest payable, if any, on the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.

JPMorgan Structured Investments — Range Accrual Notes Linked to 3-Month USD LIBOR	TS-3

  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to 3-Month USD LIBOR on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of 3-Month USD LIBOR;
    the time to maturity of the notes;
    interest and yield rates in the market generally, as well as the volatility of those rates;
    a variety of economic, financial, political, regulatory or judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Range Accrual Notes Linked to 3-Month USD LIBOR	TS-4

Hypothetical Interest Rates for an Interest Period other than an Initial Interest Period

The Interest Rate for each Initial Interest Period will be 4.00% per annum. The following table illustrates the Interest Factor determination for an Interest Period other than an Initial Interest Period, for a hypothetical range of performance for 3-Month USD LIBOR and reflects the spread of 1.50% per annum. See “Hypothetical Examples of Interest Rate Calculation” below for examples of how the Interest Factor is used in calculating the Interest Rate for an Interest Period. The hypothetical 3-Month USD LIBORs and interest payments set forth in the following examples are for illustrative purposes only and may not be the actual 3-Month USD LIBOR or interest payment applicable to a purchaser of the notes.

Hypothetical Examples of Interest Rate Calculation

The following examples illustrate how the hypothetical Interest Factors set forth in the table above are used in calculating the quarterly Interest Payment per $1,000 principal amount note and assume that each Interest Period is not an Initial Interest Period.

Example 1: 3-Month USD LIBOR is 3.00% on the Determination Date, there are 91 Actual Days in the Interest Period and 75 Variable Days in the Interest Period.

The Interest Factor is 4.50% per annum calculated as follows:

3.00% + 1.50% = 4.50%

The Interest Rate for such Interest Period is calculated as follows:

0.00% + [4.50% × (75/91)] = 3.71%

The quarterly Interest Payment per $1,000 principal amount note will be calculated as follows:

$1,000 × 3.71% × (91/360) = $9.38

Example 2: 3-Month USD LIBOR is 8.00% on the Determination Date, there are 91 Actual Days in the Interest Period and 91 Variable Days in the Interest Period.

The Interest Factor is 9.50% per annum calculated as follows:

8.00% + 1.50% = 9.50%

The Interest Rate for such Interest Period is calculated as follows:

0.00% + [9.50% × (91/91)] = 9.50%

Because the Interest Rate of 9.50% per annum is greater than the Maximum Interest Rate of 7.00% per annum, the Interest Rate for the Interest Period is 7.00% per annum.

The quarterly Interest Payment per $1,000 principal amount note will be calculated as follows:

JPMorgan Structured Investments — Range Accrual Notes Linked to 3-Month USD LIBOR	TS-5

$1,000 × 7.00% × (91/360) = $17.69

Example 3: 3-Month USD LIBOR is -2.00% on the Determination Date, there are 91 Actual Days in the in the Interest Period and 85 Variable Days in the Interest Period.

The Interest Factor is -0.50% calculated as follows:

-2.00% + 1.50% = -0.50%

The Interest Rate for such Interest Period is calculated as follows:

0.00% + [-0.50% × (85/91)] = -4.67%

Because the Interest Rate of -4.67% per annum is less than the Minimum Interest Rate of 0.00% per annum, the quarterly Interest Payment per $1,000 principal amount note is 0.00% per annum and you will not receive any interest for such Interest Period.

Historical Information

The following graph sets forth the daily historical performance of 3-Month USD LIBOR from January 4, 2000 through July 9, 2010. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

3-Month USD LIBOR, as appeared on Reuters page “LIBOR01” at approximately 11:00 a.m., London time on July 9, 2010 was 0.52681%.

The historical rates should not be taken as an indication of future performance, and no assurance can be given as to 3-Month USD LIBOR on any Determination Date. We cannot give you assurance that the performance of 3-Month USD LIBOR will result in any positive Interest Payments or a return of more than the principal amount of your notes plus the Initial Interest Payments.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligations under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution” beginning on page PS-29 of the accompanying product supplement no. 165-A-I.

JPMorgan Structured Investments — Range Accrual Notes Linked to 3-Month USD LIBOR	TS-6